Exhibit 99.1

NEWS RELEASE

SPX Announces Updated 2009 Guidance

Plans to Report Q1 2009 Earnings on April 29, 2009

Lowers Revenue Expectations for Q1 and Full Year

Lowers Guidance for Full Year EPS from Continuing Operations to a Range of $4.40 to $4.80 from a Previous Range of $5.40 to $5.80

CHARLOTTE, NC — April 13, 2009 — SPX Corporation (NYSE:SPW) today announced updated revenue and earnings expectations for 2009. For the first quarter, revenues are expected to be down approximately 14% as compared to the first quarter of 2008. Organic revenues* for the first quarter are expected to decline 7%, while the impact of currency fluctuations is expected to reduce reported revenues by an additional 7%.

First quarter earnings per share from continuing operations are expected to be towards the low end of the previous guidance range of $0.75 to $0.85.

For the full year, revenues are expected to decline 12% to 16% from the prior year, to a range of $4.9 to $5.1 billion. Full year organic revenues are expected to decline between 8% and 12% from 2008, compared to the company’s previous target of flat to down 5%, while the impact of currency fluctuations is expected to reduce reported revenues by 4% to 5% at current rates. Full year earnings per share from continuing operations are expected to be in a range of $4.40 to $4.80, down approximately 18% from previous expectations. In response to the lowered revenue expectations, the company now plans to incur $75 million in restructuring charges in 2009, up from the previous target of $65 million.

Chris Kearney, Chairman, President and CEO said, “Global economic conditions continued to deteriorate in the first quarter of 2009, resulting in these lowered expectations for the year. In particular, demand in our short cycle flow technology end markets has been lower than our expectations. Additionally, sales in our tools and diagnostics business have been lower than expected due to the continued stress being experienced by global vehicle manufacturers and their dealer service networks.

“As a result, we are targeting an additional $10 million of restructuring actions across the company to better align our cost structure with end market demand and position SPX for long-term success. Consistent with our previous guidance, these charges are included in our earnings per share guidance. In total, we expect restructuring charges of $75 million, or approximately $1.00 per share, in 2009.

“We continue to maintain strong liquidity and financial flexibility, and will manage SPX appropriately through these very difficult economic times,” Kearney concluded.

The company intends to report first quarter earnings on April 29, 2009, after completion of its ongoing normal quarterly review and approval process.

On Wednesday, April 29, a conference call with Chris Kearney and Patrick O’Leary, Executive Vice President and CFO, will be held at 8:30 a.m. Eastern time. Those interested in participating in the conference call should dial in five minutes prior to the start of the call. The call will be simultaneously webcast via the company’s website at www.spx.com and the slide presentation will be available in the Investor Relations section of the site.

Conference call

Dial in: 877-675-4748

From outside the United States: 719-325-4898

The web cast will be available on SPX’s website through Wednesday, May 13.

A replay of the call will be available by telephone through Monday, May 4.

To listen to a replay of the call

Dial in:  888-203-1112

From outside the United States: 719-457-0820

Access Code: 3043059

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; custom engineered process equipment that assists a variety of flow processes including food and beverage manufacturing, oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs more than 17,000 people worldwide in over 40 countries. Visit www.spx.com. (NYSE: SPW)

*  Organic revenues are a non-GAAP measure consisting of changes in revenues less foreign currency fluctuation and any impact from acquisitions or divestitures.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

Contact:

Jeremy W. Smeltser (Investors)	Jennifer H. Epstein
(Media) 704-752-4478	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com